EXHIBIT (h)(i)

                          OPERATING SERVICES AGREEMENT

     Agreement made as of the ____ day of _______, 2003, between Agile Funds, Inc., a registered investment company (the "Company"), and Tactical Allocation Services, Inc., a registered investment adviser ("Tactical").

     WHEREAS, the Company is engaged in business as an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the "Act"), and is authorized to issue shares in multiple classes representing interests in separate portfolios of investments as listed on Schedule A (the "Portfolios"); and

     WHEREAS, Tactical is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of acting as investment adviser and providing certain other administrative, sub-accounting and recordkeeping services to certain investment companies, including the Company; and

     WHEREAS, the Company desires to retain Tactical to render certain administrative, sub-accounting and recordkeeping services (the "Services") in the manner and on the terms and conditions hereinafter set forth; and

     WHEREAS, Tactical desires to be retained to perform such services on said terms and conditions;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Company and Tactical agree as follows:

     1. The Company hereby retains Tactical to provide, or, upon receipt of written approval of the Company arrange for other corporations, including affiliates of Tactical, to provide to the Portfolios such sub-accounting and recordkeeping services and functions as are reasonably necessary for the operation of the Portfolios. Such services shall include, but shall not be limited to, preparation and maintenance of the following required books, records and other documents: (i) journals containing daily itemized records of all purchases and sales, and receipts and deliveries of securities and all receipts and disbursements of cash and all other debits and credits, in the form required by Rule 31a-1(b)(1) under the Act; (ii) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, in the form required by Rules 31a-1(b)(2)(i)-(iii) under the Act; (iii) a securities record or ledger reflecting separately for each portfolio security as of trade date all "long" and "short" positions carried by the Portfolios for the account of the Portfolios, if any, and showing the location of all securities long and the off-setting position to all securities short, in the form required by Rule 31a-1(b)(3) under the Act; (iv) a record of all portfolio purchases or sales, in the form required by Rule 31a-1(b)(6) under the Act; (v) a record of all puts, calls, spreads, straddles and all other options, if any, in which the Portfolios have any direct or indirect interest or which the Portfolios have granted or guaranteed, in the form required by Rule 31a-1(b)(7) under the Act; (vi) a record of the proof of money balances in all ledger accounts maintained pursuant to this Agreement, in the form required by Rule 31a-1(b)(8) under the Act; and
(vii) price make-up sheets and such records as are necessary to reflect the determination of the Portfolios' net asset value. The foregoing books and


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records shall be maintained and preserved by Tactical in accordance with and for the time periods specified by applicable rules and regulations, including Rule 31a-2 under the Act. All such books and records shall be the property of the Company and, upon request therefor, Tactical shall surrender to the Company such of the books and records so requested.

     2. Tactical shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, such staff and personnel shall be deemed to include officers of Tactical and persons employed or otherwise retained by Tactical to provide or assist in providing the Services to the Portfolios.

     3. Tactical shall, at its own expense, provide such office space, facilities and equipment (including, but not limited to, computer equipment, communication lines and supplies) and such clerical help and other services as shall be necessary to provide the Services to the Portfolios. In addition, Tactical may arrange on behalf of a Company to obtain pricing information regarding the Portfolios' investment securities from such company or companies as are approved by a majority of the Fund's board of directors, (the "Directors") and, if necessary, the Company shall be financially responsible to such company or companies for the reasonable cost of providing such pricing information. In addition, the Adviser shall pay the following Portfolio expenses:

         a. the costs incurred in connection with registration and maintenance of its registration under the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and state securities laws and regulations;

         b. preparation, printing and mailing of reports, notices and prospectuses to current shareholders;

         c. transfer taxes on the sales of the Portfolio's shares;

         d. custodial, shareholder transfer charges and fees of the Portfolio's distributor;

         e. legal, auditing and accounting expenses;

         f. expenses of servicing shareholder accounts;

         g. insurance expenses for fidelity and other coverage;

         h. fees and expenses of Directors who are not "interested persons" within the meaning of the Investment Company Act of 1940; and

         i. expenses of Board of Director and shareholder meetings.

     4. Except as set forth above, each Portfolio shall pay its own expenses, including but not limited to:

         a. transfer taxes on the sales of portfolio securities;


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         b. transaction charges assessed by the Custodian

         c. brokerage commissions;

         d. taxes owed to Federal and State jurisdictions by the Portfolio;

         e. Interest expense on Portfolio borrowing; and

         f. Dividends paid out on short sales.

     5. The Company will, from time to time, furnish or otherwise make available to Tactical such information relating to the business and affairs of the Portfolios as Tactical may reasonably require in order to discharge its duties and obligations hereunder.

     6. For the services rendered, facilities furnished, and expenses assumed by Tactical under this Agreement, the Company shall pay to Tactical the fees set forth on Schedule B.

     7. Tactical will permit representatives of a Company including the Company's independent auditors to have reasonable access to the personnel and records of Tactical in order to enable such representatives to monitor the quality of services being provided and the level of fees due Tactical pursuant to this Agreement. In addition, Tactical shall promptly deliver to the Directors such information as may reasonably be requested from time to time to permit the Directors to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

     8. This Agreement shall remain in effect until no later than September 30, 2004, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the Directors who are not parties to this Agreement, or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; and further provided, however, that (a) a Company may, at any time and without the payment of any penalty, terminate this Agreement (with respect to itself or one or more of its Portfolios) upon thirty (30) days written notice to Tactical; (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder) unless the Directors approve such assignment; and (c) Tactical may terminate this Agreement (or terminate it with respect to a Company or one or more Portfolios thereof) without payment of penalty on sixty (60) days written notice to a Company. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postage pre-paid, to the other party at the principal office of such party.

     9. This Agreement shall be construed in accordance with the laws of the State of Colorado and the applicable provisions of the Act. To the extent the applicable law of the State of Colorado or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.



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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement on the day and year first above written.

                                           AGILE FUNDS, INC.


                                           By:  /s/ Marc Nicolay
                                                -----------------------------
                                           Name:   Marc Nicolay
                                           Title:  President/CEO


                                           TACTICAL ALLOCATION SERVICES, INC.


                                           By:   /s/ Michael P. Brady
                                                -----------------------------
                                           Name:   Michael P. Brady
                                           Title:  President























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                          OPERATING SERVICES AGREEMENT
                                   SCHEDULE A



REGISTERED INVESTMENT COMPANY          FUNDS                      EFFECTIVE DATE

Agile Funds, Inc.              Agile Multi-Strategy Fund            _____, 2004




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                          OPERATING SERVICES AGREEMENT
                                   SCHEDULE B

         For full compensation for services provided under this Agreement, the Company pays a monthly fee to Tactical computed daily and paid monthly at an annual rate of 1.0% of the Fund's average daily net assets.